NORTHERN FUNDS

AMENDMENT NO. 1 TO SUB-ADVISORY AGREEMENT

MULTI-MANAGER HIGH YIELD OPPORTUNITY FUND

This Amendment (“Amendment”), dated as of the 18th day of August, 2022, is entered into between Northern Trust Investments, Inc. (the “Adviser”), and Polen Capital Credit, LLC (formerly DDJ Capital Management, LLC) (“the Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of January 31, 2022 (the “Agreement”), pursuant to which Board of Trustees of the Northern Funds (the “Board”) has appointed the Sub-Adviser to act as a sub-adviser to the Multi-Manager High Yield Opportunity Fund (the “Fund”); and

WHEREAS, the Adviser and Sub-Adviser now wish to amend the Agreement to update the name of the Sub-Adviser; and

NOW THEREFORE, the parties hereto, intending to be legally bound hereby agree to amend the Agreement as follows:

1. Effective as of February 9, 2022, all reference in the Agreement to “DDJ Capital Management, LLC” shall be replaced with “Polen Capital Credit, LLC”.

2. Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Nina Staley
Title:	Sr. Vice President

POLEN CAPITAL CREDIT, LLC

By:	/s/ Joshua L. McCarthy
Title:	General Counsel and Chief Compliance Officer